Exhibit 1

DURBAN ROODEPOORT DEEP, LIMITED—DRD'S OFFER FOR EMPEROR MINES DEFINITELY CLOSING JULY 30

DURBAN ROODEPOORT DEEP, LIMITED
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number: 086 277 616)
(NASDAQ Trading Symbol: DROOY) (DRD)

        DRD'S OFFER FOR EMPEROR MINES DEFINITELY CLOSING JULY 30. DRD has today announced that subject only to any automatic extension required by the Australian Corporations Act, it will not extend its takeover offer for Emperor Mines Limited (Emperor) beyond its closing date of 30 July 2004.

        Presently, DRD is entitled to 44.7% of Emperor.

Johannesburg 26 July 2004

U.S. Disclosures

        The DRD shares mentioned in this release and offered in the take-over offer have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

        The offer described in DRDs Bidders Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidders Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperors shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperors shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. courts judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRDs Bidders Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

Queries

South Africa
Investor and Media Relations
Ilja Graulich, Durban Roodepoort Deep, Limited
+27 11 381 7826 (office)
+27 83 604 0820 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

Australasia
Investor and Media Relations
Paul Downie, Porter Novelli
+61 893 861 233 (office)
+61 414 947 129 (mobile)

United Kingdom/Europe
Investor and Media Relations
Phil Dexter, St James's Corporate Services
+44 20 7499 3916 (office)
+44 779 863 4398

North America
Investor Relations
Susan Borinelli, Breakstone & Ruth International
+1 646-536-7018 (office)
+1 917-570-8421 (mobile)

Media Relations
Jessica Anderson, Breakstone & Ruth International
+1 646-536-7002 (office)
+1 347-423-5859 (mobile)